EXHIBIT 3.1
           THE COMMONWEALTH OF MASSACHUSETTS
                William Francis Galvin
            Secretary of the Commonwealth
      ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

           ARTICLES OF AMENDMENT           Federal Identification
   General Laws, Chapter 156B, Section 72     No. 04-2731202

We, STEVEN P. MILTON, PRESIDENT and JOHN D. PITTENGER, CLERK, of COMPUTER TELEPHONE CORP. located at 360 SECOND AVE., WALTHAM, MASSACHUSETTS 02154 do hereby certify that these ARTICLES OF AMENDMENT affecting Articles NUMBERED 1 of the Articles of Organization were duly adopted at a meeting held on 09/26/96, by vote of: 5,407,571 shares of Common Stock out of 9,601,155 shares outstanding, being at least a majority of each type, class or series outstanding and entitled to vote thereon:

     To change Article 1 of the Restated Articles of Organization relating to the name of the corporation to read as follows:

    "1. The name by which the corporation shall be known is:
                CTC Communications Corp."

The foregoing amendment will become effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of The General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.
EFFECTIVE DATE: immediately upon filing.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 26th day of September, in the year
1996.

/s/ STEVEN P. MILTON, President
/s/ JOHN D. PITTENGER, Clerk


            THE COMMONWEALTH OF MASSACHUSETTS
                  ARTICLES OF AMENDMENT
         GENERAL LAWS, CHAPTER 156B, SECTION 72

I hereby approve the within articles of amendment and, the filing fee in the amount of $100.00 having been paid, said articles are deemed to have been filed with me this 30th day of September, 1996.

/s/ William Francis Galvin
William Francis Galvin, Secretary of the Commonwealth
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           THE COMMONWEALTH OF MASSACHUSETTS
                William Francis Galvin
            Secretary of the Commonwealth
      ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

                                           Federal Identification
                                           No. 04-2731202

            RESTATED ARTICLES OF ORGANIZATION
        General Laws, Chapter 156B, Section 74

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.
                 -----------------------
We, Robert J. Fabbricatore, President, and John D. Pittenger, Clerk, of Computer Telephone Corp., located at:

   360 Second Avenue, Waltham, Massachusetts 02154

do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on August 21, 1995, by vote of 2,487,140 shares of Class 1 Common Stock out of 3,116,937 shares outstanding, being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby: -

1.   The name by which the corporation shall be known is:-

                Computer Telephone Corp.

2. The purposes for which the corporation is formed are as follows:-

     (a) For the sale, installation and service of computer controlled tele-communication systems.

     (b) To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts, whether or not related to those referred to in the foregoing paragraph.
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3.   The total number of shares and the par value, if any, of
each class of stock which the corporation is authorized to issue is as follows:

                 WITHOUT PAR VALUE          WITH PAR VALUE
                 -----------------          --------------
CLASS OF STOCK   NUMBER OF SHARES    NUMBER OF SHARES   PAR VALUE
--------------   ----------------    ----------------   ---------
Preferred         None                  1,000,000         $1.00
Common            None                 25,000,000         $ .01


4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

          There are two (2) classes of stock of the corporation:
     Common Stock, par value $.01 per share; and Preferred Stock, par value $1.00 per share. A description of each such class of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each such class of stock is as follows:

     A.   RIGHTS AND PRIVILEGES AS TO COMMON STOCK

          The preferences, voting powers, qualifications and special rights or privileges of the Common Stock are as follows:

          1.   DIVIDEND RIGHTS

               (a) The holders of all then outstanding shares of Common Stock shall be entitled to receive dividends, when as and if declared by the Board of Directors of the corporation, out of any funds legally available therefor.

               (b) Nothing in these Articles of Organization shall be taken to mean that the Board of Directors is under any obligation to declare or pay dividends.

          2.   VOTING RIGHTS

               (a)  The holder of each share of Common Stock
                    shall be entitled to one vote per share.
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     B.   RIGHTS AND PRIVILEGES AS TO PREFERRED STOCK

          1. The Board of Directors may fix, by resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock (to the extent not inconsistent with the preferences, rights and powers of series of Preferred Stock at the time outstanding), the voting powers of stock of such class, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such series within such class, including but without limiting the generality of the foregoing, the following:

               (a) The rate and times at which, and the terms and conditions on which, dividends on Preferred Stock of such series shall be paid;

               (b)  The right, if any, of the holders of
                    Preferred Stock of such series to convert the same into, or exchange the same for, shares of other series or classes of stock of the corporation and the terms and conditions of such conversions or exchanges;

               (c) The redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

               (d) The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution or winding up of the corporation; and

               (e) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series.

               2.   At any time when there shall have been
               established and designated one or more series of Preferred Stock consisting of a number of shares which is less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors.

               3. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or the redesignation of any then unissued shares of such series as authorized and unissued Preferred Stock undesignated as to series.
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5.   The restrictions, if any, imposed by the articles of
     organization upon the transfer of shares of stock of any class are as follows:

          None.

6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

     (a) The directors may make, amend or repeal the By-Laws in whole or in part, except with respect to any provision thereof which by law or the By-Laws requires action by the stockholders.

     (b) Meetings of the stockholders may be held anywhere in the United States.

     (c) The corporation may be a partner in any business enterprise it would have the power to conduct by itself.

     (d) The directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any director, officer or stockholder of this corporation, or any concern which is a stockholder of this corporation individually, or any individual having any interest in any concern in which any such directors, officers, stockholders or individuals have any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this corporation, and

          (1) such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

          (2) no such director, officer, stockholder or individual shall be liable to account to this corporation for any profit or benefit realized through any such contract, transaction or act;

          (3) any such director of this corporation may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contact, transaction or act, and may vote to authorize the same;

               the term "interest" including personal interest and interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern; and

               the term "concern" meaning any corporation,
               association, trust, partnership, firm, person or other entity other than this corporation.
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     (e)  No Director shall be personally liable to the
          corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Sections 61 and 62 of Chapter 156B of the Massachusetts General Laws or any amendment thereto or successor provisions thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty o the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of these Restated Articles inconsistent with this paragraph, shall eliminate or reduce the effect of this paragraph in respect of any manner occurring, or any cause of action, suit or claim that, but for this paragraph would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The date of the fiscal year of the corporation is March 31 each year, and is unchanged.

The names and addresses of certain officers and directors of the corporation are as follows:

     President      Robert J. Fabbricatore
                    55 Pequossette St., 1st Floor
                    Watertown, MA 02172

     Treasurer      John D. Pittenger
     and Clerk      57 Pound St.
                    Medfield, MA 02052

     Directors:

     Robert J. Fabbricatore             Richard J. Santagati
     55 Pequossette St., 1st Floor      8 Farmland Circle
     Watertown, MA 02172                Andover, MA 01810

     Philip J. Richer                   Alphonse M. Lucchese
     351 Berlin Rd.                     15 Bower Circle
     Marlboro, MA 01752                 Sudbury, MA 01776

     J. Richard Murphy
     172 Chestnut St.
     No. Andover, MA 01845
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We further certify that the foregoing restated articles of
organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles 3 and 4:

            Briefly describe amendments in space below:

     Amendment to Article 3:  Article 3 increases the authorized
Common Stock, $.01 par value per share, from 8,600,000 shares to 25,000,000 shares of Common Stock, par value $.01 per share.

     Amendment to Article 4: Article 4 changes the name of the "Class 1 Common Stock, par value $.01 per share" to "Common
Stock, par value $.01 per share."

Note: The 1,400,000 shares of Class 2 Common Stock were converted to Class 1 Common Stock pursuant to the terms of the Restated
Articles of Organization filed with the Secretary of the Commonwealth on March 4, 1985 thereby eliminating the Class 2
Common Stock.


IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 21st day of August in the year 1995.

/s/ Robert J. Fabbricatore, President
/s/ John D. Pittenger, Clerk


            THE COMMONWEALTH OF MASSACHUSETTS
            RESTATED ARTICLES OF ORGANIZATION
         GENERAL LAWS, CHAPTER 156B, SECTION 74

I hereby approve the within restated articles of organization and, the filing fee in the amount of $16,700.00 having been paid, said articles are deemed to have been filed with me this 23rd day of August, 1995.

/s/ William Francis Galvin
William Francis Galvin, Secretary of the Commonwealth